Exhibit 99.3

Unaudited Pro Forma Combined Condensed Financial Information of Altria Group, Inc.

Altria Group, Inc., a Virginia corporation, Armchair Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Altria Group, Inc. (the “Merger Subsidiary”) and UST Inc., a Delaware corporation, have entered into an Agreement and Plan of Merger, dated as of September 7, 2008 (the “Merger Agreement”), which was amended October 2, 2008, pursuant to which the Merger Subsidiary will be merged with and into UST Inc. (the “Merger”), also referred to herein as the “acquisition”, with UST Inc. surviving as an indirect wholly-owned subsidiary of Altria Group, Inc.

The unaudited pro forma combined condensed financial information is based upon the historical consolidated financial statements and notes thereto of Altria Group, Inc. and UST Inc. and has been prepared to illustrate the effect of the proposed acquisition of UST Inc. by Altria Group, Inc.

The Pro Forma Combined Condensed Balance Sheet set forth below has been computed assuming the acquisition had been consummated at September 30, 2008. The Pro Forma Combined Condensed Statements of Earnings set forth below have been computed assuming the acquisition had been consummated on January 1, 2007.

In connection with the Merger, each outstanding share of UST Inc.’s common stock, other than those held by UST Inc., Altria Group, Inc. or the Merger Subsidiary, and other than those shares with respect to which appraisal rights are properly exercised and not withdrawn, will be converted into the right to receive $69.50 in cash (“Per Share Merger Consideration”), without interest. The pro forma combined condensed financial statements presented herein give effect to Altria Group, Inc.’s acquisition of all of the outstanding shares of UST Inc. (148.4 million), restricted stock (0.5 million), restricted stock units (0.3 million) and stock awards (0.1 million) at September 30, 2008 in exchange for the right to receive the Per Share Merger Consideration in cash. Additionally, each stock option outstanding and unexercised at September 30, 2008 (2.6 million) is assumed to be cancelled in exchange for the right to receive the difference between the exercise price for such option and the Per Share Merger Consideration in cash. Therefore, the acquisition is reflected as:

•	the payment of $10,373 million in cash for the outstanding shares of UST Inc. common stock, restricted stock, restricted stock units and stock awards; and

•

the payment of $89 million in cash in connection with the cancellation of the UST Inc. stock options calculated based on the excess of the Per Share Merger Consideration over the weighted average exercise price per stock option ($35.31);

for an aggregate consideration of $10,462 million, also referred to herein as the “purchase price”.

The pro forma combined condensed financial statements assume total financing of $11,000 million by Altria Group, Inc. through drawdowns on its bridge loan facilities which, for purposes of the pro forma financial information, have been assumed will be used to fund the purchase price, fees associated with the borrowing facilities ($174 million), estimated Altria Group, Inc. transaction costs ($66 million), the funding of UST Inc.’s non-qualified pension plans ($161 million) due to change in control provisions of such plans, and the contractually required early retirement of UST Inc.’s revolving credit facility ($40 million). Altria Group, Inc. intends to refinance the borrowings on the bridge loan facilities with publicly issued senior notes, or issue such notes in advance of any such borrowings to finance a portion of the purchase price.

In anticipation that the acquisition may close after December 31, 2008, as discussed in Altria Group, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 3, 2008, the transaction has been reflected assuming that it will be accounted for under the acquisition method in accordance with Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which replaces SFAS No. 141, “Business Combinations”.

Under the acquisition method, the total estimated purchase price is calculated as described in Note 3 to these pro forma combined condensed financial statements. In accordance with SFAS 141R, the assets acquired and the liabilities assumed have been measured based on various preliminary estimates. These estimates are based on key assumptions of the acquisition, including prior acquisition experience, benchmarking of similar acquisitions and historical data. Because these pro forma combined condensed financial statements have been prepared based on preliminary estimates, the actual amounts recorded for the acquisition may differ from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. A final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of UST Inc. that will exist on the date of the closing of the acquisition.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma combined condensed financial information Altria Group, Inc. has used the guidance in SFAS No. 157, “Fair Value Measurements”, which establishes a framework for measuring fair values.

If the acquisition closes prior to January 1, 2009, the acquisition may ultimately be accounted for in accordance with SFAS No. 141. This would impact how this transaction is reflected in the unaudited pro forma combined condensed financial information by including in the cost of the acquired entity (therefore increasing goodwill) the following:

•	estimated Altria Group, Inc. transaction costs of $66 million; and

•	estimated costs of restructuring UST Inc. of $223 million.

Under SFAS 141R, these amounts would be recorded in Altria Group, Inc.’s earnings as expenses in the periods in which the costs are incurred; however, they have not been reflected in the Pro Forma Combined Condensed Statements of Earnings as they are considered to be non-recurring.

The Pro Forma Combined Condensed Statements of Earnings do not reflect future events that may occur after the acquisition, including the potential realization of operating cost savings, or restructuring or other costs relating to the integration of the two companies nor do they include any other non-recurring costs related to the acquisition. The combined condensed pro forma financial statements were prepared in accordance with the regulations of the SEC and are not necessarily indicative of the financial position or results of operations that would have occurred if the acquisition had been completed on the dates indicated, nor are they indicative of the future operating results or financial position of the combined company.

The accompanying pro forma combined condensed financial data should be read in conjunction with the historical financial statements and the accompanying notes of Altria Group, Inc. included in its September 30, 2008 Quarterly Report on Form 10-Q filed with the SEC on November 3, 2008, the historical financial statements and the accompanying notes of Altria Group, Inc. included in its Current Report on Form 8-K filed with the SEC on September 8, 2008 and the historical financial statements and the accompanying notes of UST Inc., which are filed as exhibits to this Altria Group, Inc. Current Report on Form 8-K filed with the SEC on November 4, 2008.

Altria Group, Inc. and Subsidiaries

Pro Forma Combined Condensed Balance Sheet

As of September 30, 2008

(Unaudited)

(in millions)

Assets	Altria Group, Inc.	UST Inc.	Pro Forma Adjustments		Pro Forma As Adjusted
Cash and cash equivalents	$915	$30	$97	(4)	$1,042
Receivables, net	52	64			116
Inventories	1,060	588	131	(1)	1,779
Other current assets	1,818	87	174	(4)	2,079

Total current assets	3,845	769	402		5,016

Property, plant and equipment, net	2,162	486	97	(2)	2,745
Goodwill	81	28	4,312	(3)	4,421
Other intangible assets, net	3,041	55	9,886	(3)	12,927
			(55)	(3)
Prepaid pension assets	960				960
Investment in SABMiller	4,146				4,146
Other assets	876	64	161	(4)	1,101

Total consumer products assets	15,111	1,402	14,803		31,316
Financial services assets	5,559				5,559

Total assets	$20,670	$1,402	$14,803		$36,875

Liabilities
Short-term borrowings	$—	$40	$11,000	(4)	$11,000
			(40)	(4)
Current portion of long-term debt	284	240	(6)	(3)	518
Accrued settlement charges	3,696				3,696
Accounts payable and other accrued liabilities	1,828	252	57	(5)	2,137
Dividends payable	665				665

Total current liabilities	6,473	532	11,011		18,016

Long-term debt	101	900	6	(3)	1,007
Deferred income taxes	1,180		3,446	(5)	4,626
Accrued pension costs	172	166	50	(3)	388
Accrued postretirement health care costs	1,894	86			1,980
Other liabilities	1,236	44			1,280

Total consumer products liabilities	11,056	1,728	14,513		27,297
Financial services liabilities	5,436				5,436

Total liabilities	16,492	1,728	14,513		32,733

Minority interest and put arrangement		30			30

Stockholders’ equity (deficit)	4,178	(356)	356	(3)	4,112
			(66)	(4)

Total liabilities and stockholders’ equity/deficit	$20,670	$1,402	$14,803		$36,875

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Altria Group, Inc. and Subsidiaries

Pro Forma Combined Condensed Statement of Earnings

For the Year Ended December 31, 2007

(Unaudited)

(in millions, except per share data)

	Altria Group, Inc.	UST Inc.	Pro Forma Adjustments		Pro Forma As Adjusted
Net revenues	$18,664	$1,951	$—		$20,615
Cost of sales	7,827	467	8	(6)	8,302
Excise taxes on products	3,452	58			3,510

Gross profit	7,385	1,426	(8)		8,803
Marketing, administration and research costs	2,784	667	2	(6)	3,441
			(12)	(8)
Asset impairment and exit costs	442	10			452
Recoveries from airline industry exposure	(214)				(214)
Gain on sale of corporate headquarters		(105)			(105)
Amortization of intangibles			20	(6)	20

Operating income	4,373	854	(18)		5,209
Interest and other debt expense, net	205	41	1,098	(9)	1,346
			2	(7)
Equity earnings in SABMiller	(510)				(510)

Earnings from continuing operations before income taxes	4,678	813	(1,118)		4,373
Provision for income taxes	1,547	293	(391)	(10)	1,449

Earnings from continuing operations	$3,131	$520	$(727)		$2,924

Per share data
Basic earnings per share	$1.49				$1.39

Diluted earnings per share	$1.48				$1.38

Weighted average shares outstanding:
Basic	2,101				2,101
Diluted	2,116				2,116

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Altria Group, Inc. and Subsidiaries

Pro Forma Combined Condensed Statement of Earnings

For the Nine Months Ended September 30, 2008

(Unaudited)

(in millions, except per share data)

	Altria Group, Inc.	UST Inc.	Pro Forma Adjustments		Pro Forma As Adjusted
Net revenues	$14,702	$1,464	$—		$16,166
Cost of sales	6,285	364	6	(6)	6,655
Excise taxes on products	2,578	52			2,630

Gross profit	5,839	1,048	(6)		6,881
Marketing, administration and research costs	2,060	387	2	(6)	2,440
			(9)	(8)
Asset impairment and exit costs	294	8			302
Gain on sale of corporate headquarters building	(404)				(404)
Amortization of intangibles	5		15	(6)	20

Operating income	3,884	653	(14)		4,523
Interest and other debt expense, net	27	55	824	(9)	903
			(3)	(7)
Loss on early extinguishment of debt	393				393
Equity earnings in SABMiller	(344)				(344)

Earnings from continuing operations before income taxes	3,808	598	(835)		3,571
Provision for income taxes	1,397	208	(292)	(10)	1,313

Earnings from continuing operations	$2,411	$390	$(543)		$2,258

Per share data
Basic earnings per share	$1.16				$1.09

Diluted earnings per share	$1.15				$1.08

Weighted average shares outstanding:
Basic	2,080				2,080
Diluted	2,093				2,093

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.

Reflects an adjustment of $131 million to record UST Inc.’s inventory at its estimated fair value. Altria Group, Inc.’s assumed fair value of UST Inc.’s inventory may change after the closing of the acquisition. Altria Group, Inc.’s pro forma fair value adjustment to inventory is based on UST Inc.’s inventory at September 30, 2008, as well as fair value adjustments to inventory in recent acquisitions of companies with assets similar to UST Inc. In addition, as Altria Group, Inc. sells the acquired inventory, its cost of sales will reflect the increased valuation of UST Inc.’s inventory, which will temporarily reduce Altria Group, Inc.’s gross margins until such inventory is sold. This is considered a non-recurring adjustment and as such is not included in the Pro Forma Combined Condensed Statements of Earnings.

2.

Reflects an adjustment of $97 million to record UST Inc.’s property, plant and equipment at its estimated fair value. Altria Group, Inc.’s assumed fair value of UST Inc.’s property, plant and equipment may change after the closing of the acquisition. Altria Group, Inc.’s pro forma fair value adjustment to property, plant and equipment, net, equals 20% of historical net book value, which was derived based on adjustments recorded in recent acquisitions of other companies with assets similar to UST Inc.

3.	The computation of the total purchase price, excess of purchase price over the net tangible book value of net assets acquired and the resulting net adjustment to goodwill are as follows (in millions):

Total cash consideration for outstanding stock	$10,311
Estimated cash consideration for restricted stock, restricted stock units and stock awards	62
Estimated cash consideration for stock options	89

Total estimated purchase price	10,462

Net book value of UST Inc. net assets acquired	(356)
Less: UST Inc. goodwill acquired	(28)
Less: UST Inc. intangible assets acquired	(55)

Net tangible book value of UST Inc.’s net assets acquired	(439)

Excess purchase price over net tangible book value of net assets acquired	10,901

Adjustments to goodwill related to:
Inventory	(131)
Property, plant and equipment	(97)
Deferred income tax liability - short-term	57
Deferred income tax liability - long-term	3,446
Identifiable intangible assets	(9,886)
Increased projected benefit obligation for non-qualified pension plans	50
UST Inc.’s short-term debt	(6)
UST Inc.’s long-term debt	6

Total adjustments	(6,561)

Gross adjustment to goodwill	4,340
Less: UST Inc. goodwill acquired	(28)

Net adjustment to goodwill	$4,312

For the purpose of preparing the pro forma financial information, certain of the assets acquired and liabilities assumed have been measured at their estimated fair values as of September 30, 2008. These estimates are subject to change pending further review of the fair values of the assets acquired and the liabilities assumed. A final determination of fair values will be based on the actual net tangible and intangible assets and liabilities of UST Inc. that will exist on the date of the closing of the acquisition. Accordingly, the fair values of the assets and liabilities included in the table above are preliminary and subject to change pending additional information that may become known to Altria Group, Inc. and UST Inc. An increase in the fair value of inventory, property, plant and equipment or any identifiable intangible assets will reduce the amount of goodwill in the combined condensed financial information, and may result in increased depreciation and/or amortization expense.

A preliminary fair value estimate of $408 million relates to amortizable intangible assets acquired, primarily consisting of customer relationships. Amortization related to the fair value of amortizable intangible assets, taken over an average life of 20 years, is reflected as a pro forma adjustment to the Pro Forma Combined Condensed Statements of Earnings.

A preliminary fair value estimate of $9,478 million relates to UST Inc. trade names. Altria Group, Inc. management took many factors into consideration including the history of the trade names and future cash flows in coming to the determination that the assets have indefinite lives. Therefore, in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, trade names will not be amortized but instead will be tested for impairment at least annually.

4.

Reflects expected borrowings of $7,000 million under a new bridge loan facility and borrowings of $4,000 million under an existing bridge loan facility to fund the total estimated purchase price. The borrowings also reflect fees associated with the borrowing facilities ($174 million), estimated Altria Group, Inc. transaction costs ($66 million), the funding of UST Inc.’s non-qualified pension plans ($161 million) due to change in control provisions of such plans, and the contractually required early retirement of UST Inc.’s revolving credit facility ($40 million). Borrowings in excess of the total funding required for the acquisition are reflected in cash and cash equivalents on the Pro Forma Combined Condensed Balance Sheet. The fees associated with the borrowing facilities are expected to be paid on or before the acquisition date and are reflected in other current assets as deferred debt issuance costs. The estimated Altria Group, Inc. transaction costs are reflected as a reduction to stockholders’ equity. Altria Group, Inc. intends to issue senior notes to the public to refinance the bridge facilities or issue such notes in advance of any such borrowings to finance a portion of the purchase price.

5.

Represents the estimated deferred income tax liability, based on an estimated U.S. Federal statutory tax rate of 35.0% multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill. These amounts are reflected on the Pro Forma Combined Condensed Balance Sheet as $3,446 million of deferred income taxes and $57 million of accounts payable and other accrued liabilities.

6.

Represents the estimate of the increase in amortization and depreciation expense related to the fair value adjustment of certain intangible assets, primarily consisting of customer relationships, and the fair value adjustment to UST Inc.’s property, plant and equipment.

The increase in amortization expense is based on a fair value adjustment to certain intangible assets, primarily customer relationships. These definite life intangible assets are amortized over their weighted average estimated useful life which Altria Group, Inc. estimates to be 20 years. The determination of useful life was based upon various accounting studies, historical acquisition experience, economic factors and future cash flows of the combined company. In addition, Altria Group, Inc. considered the relative stability of the current UST Inc. customer base.

The increase in depreciation expense is based on a 20% increase in the book value of UST Inc.’s property, plant and equipment due to purchase accounting and is allocated between cost of sales, and marketing, administration and research costs based on Altria Group, Inc.’s historical allocation of depreciation expense.

7.	Represents the increase/decrease in interest expense related to the amortization of the fair value adjustment of UST Inc.’s debt over the estimated remaining life of such debt.

8.

Reflects the estimated investment earnings as a result of Altria Group, Inc.’s required funding of UST Inc.’s non-qualified pension plans due to change in control provisions of such plans. The estimated investment earnings were calculated based on UST Inc.’s historical assumptions related to returns on plan assets.

9.	Represents the increase in interest expense, using an assumed weighted average interest rate of approximately 10%, related to the borrowings under the bridge facilities.

The interest rate on short-term bridge facilities may not be reflective of the borrowing rates applicable to any senior notes that Altria may issue. Altria Group, Inc.’s weighted average interest rate includes fees related to its borrowing facilities. Some of these fees are required to be paid assuming that the bridge loan facilities are not refinanced within specified time frames following the closing of the acquisition. Altria Group, Inc. intends to refinance a portion of the bridge facilities with publicly issued senior notes that would reduce the requirement to pay these fees. In addition, the bridge loan facilities include terms that would result in additional fees and/or higher interest rates if Altria Group, Inc.’s credit rating is downgraded.

Actual interest rates for this transaction can vary from the 10% assumed rate. The effect of a 0.125% change in interest rates would result in a $14 million change in interest expense on a pre-tax basis.

10.

For purposes of this pro forma information, the U.S. Federal statutory tax rate of 35.0% has been used for all periods presented. This rate is an estimate and does not take into account any possible future tax events that may result for the ongoing company.